Exhibit 99.1

Contact
Ben Gibson
Senior Vice President, Marketing
Proxim Corporation
(408) 542-5200

Michael Angel
Chief Financial Officer
Proxim Corporation
(408) 542-5200

Proxim Corporation Announces Pricing of Offering of $9 Million in Common Stock and Warrants

SUNNYVALE, Calif., February 7, 2005 — Proxim Corporation (Nasdaq: PROX), today announced an offering of 5,000,000 shares of Class A common stock at a price of $1.80 per share.  The offering is being made pursuant to a shelf registration statement that became effective in November 2004.  As part of the sale of shares, the Company agreed to issue warrants to purchase an aggregate of 2,500,000 shares of Class A common stock at an exercise price of $2.35 per share.  The transaction is expected to close on or about February 7, 2005 and to raise gross proceeds of approximately $9 million.

East Peak Advisors, L.L.C. acted as placement agent in connection with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities.  This offering of common stock and warrants may be made only by means of a prospectus.  Copies of the prospectus supplement and base prospectus related to the offering may be obtained from Proxim Corporation at 935 Stewart Drive, Sunnyvale, CA 94086, Attention: Company Secretary, or by calling 408-542-5200.

Proxim® Corporation is a global leader in wireless networking equipment for Wi-Fi and broadband wireless networks.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or any such state.  This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Proxim assumes no obligation and does not intend to update these forward-looking statements.  Actual future events and circumstances could differ materially from those set forth in these statements due to various factors, and we may not complete the proposed offering.  These factors include possible changes in capital market conditions or in our business or financial condition and other risks and uncertainties including those detailed in our filings with the Securities and Exchange Commission.

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